Exhibit 10.17

ANNTAYLOR

PERSONAL AND CONFIDENTIAL

BY HAND
and
BY REGISTERED MAIL
RETURN RECEIPT REQUESTED

March 9, 2004

Mr. Barry Erdos
48 East 13th Street
New York, NY 10003

Dear Barry:

Reference is made to the employment agreement between you and AnnTaylor Stores Corporation (the “Company”) dated March 7, 2001, as amended by Amendment #1 thereto dated June 1, 2001 and by Amendment #2 thereto dated November 25, 2001 (as so amended, the “Employment Agreement”).

In connection with your separation from the Company this letter (the “Separation Agreement”) will confirm the agreement between you and the Company regarding your separation of employment:

1.	You hereby resign, effective as of February 27, 2004, from your positions as an officer and director of the Company, AnnTaylor, Inc., and all other direct and indirect subsidiaries of the Company. Your date of separation from employment with the Company and its subsidiaries will be March 29, 2004 (the “Separation Date”).

2.	With the exception of sections 4, 7, and 8 of the Employment Agreement which shall continue in full force and effect (other than as provided in paragraph 3(k) below), the Employment Agreement is hereby terminated and, except as set forth below, no benefits shall be paid thereunder.

3.	Subject to this Separation Agreement becoming effective and in consideration of you executing the release attached hereto as Appendix A (the “Release”) within twenty-one days immediately following the date hereof (the “Initial Release”) and again within twenty-one days of the Separation Date (the “Final Release”), and in consideration of the representations and agreements set forth therein, the Company agrees to pay to you severance compensation as follows:

Mr. Barry Erdos
Dated as of March 9, 2004

(a)	Accrued Obligations (as defined in the Employment Agreement) as of the Separation Date, payable as soon as practicable after the Separation Date.

(b)	Continued payment of your base salary (as in effect as of the Separation Date) from the Separation Date until March 29, 2005, payable in accordance with the Company’s normal payroll practices.

(c)	Cash compensation equal to your Bonus (as defined in the Employment Agreement) for fiscal year 2004, if any, pursuant to the Company’s Management Performance Compensation Plan, such Bonus to be based upon the Company’s actual performance for fiscal year 2004 and prorated to reflect the number of full or partial pay periods in fiscal year 2004 for which you were employed by the Company through and including the Separation Date, payable on the date on which payments for such year are made to active employees under the plan.

(d)	Continuation of your medical and life insurance coverage as in effect immediately prior to the Separation Date until March 29, 2005; provided, however, medical benefits pursuant to this subsection shall be terminated as of the date comparable medical benefits are made available to you during such period and life insurance coverage provided pursuant to this subsection shall be reduced pro rata to the extent of the dollar value of life insurance coverage received by or made available to you during such period. You must immediately report the receipt of any such benefits or coverage to the Company.

(e)	Cash compensation in an amount equal to the incentive compensation payment you would have received, if any, under the Company’s Long Term Cash Incentive Compensation Plan for the 2001-2003 and 2002-2004 Performance Cycles (to the extent any such payments are due under such plan) pro-rated to reflect the number of full or partial months in such performance cycle for which you were employed by the Company through and including the Separation Date, payable on the date on which payments for such performance cycle are made to active employees under the plan.

(f)	Cash compensation in an amount equal to your actual earned bonus for fiscal year 2003 pursuant to the Company’s Management Performance Compensation Plan, payable on the later of (i) the date on which payments for such year are made to active employees under the plan, and (ii) as soon as practicable after the seventh day following your execution of the Final Release (such seventh day, the “Final Release Effective Date”).

Mr. Barry Erdos
Dated as of March 9, 2004

(g)	As of the Final Release Effective Date the stock options listed on Appendix B attached hereto, granted to you by the Company (collectively, the “Options”), shall remain outstanding until March 29, 2007, and shall continue to be eligible for vesting and exercise in accordance with the terms of the applicable stock option plan and the applicable option agreements as if you had continued to be employed by the Company until such date. Any Options remaining unvested or unexercised at the close of business on March 29, 2007 shall be cancelled at such time. Notwithstanding the foregoing, no Option shall remain exercisable beyond the expiration of its original ten year term.

(h)	As of the Final Release Effective Date, the restricted stock awards listed on Appendix C-1 and C-2 attached hereto, granted to you by the Company (collectively, the “Restricted Stock Awards”) shall (i) as set forth on Appendix C-1 with respect to such Restricted Stock Award, vest on the Final Release Effective Date, and (ii) as set forth on Appendix C-2 with respect to such Restricted Stock Awards, continue to be eligible for vesting in accordance with the terms of the applicable restricted stock plan and the applicable restricted stock agreements as if you had continued to be employed by the Company until March 29, 2007.

(i)	All payments made under paragraph 3 of this Separation Agreement shall be made subject to any applicable tax withholding.

(j)	Notwithstanding anything in this Separation Agreement to the contrary, in the event that you take any action in contravention of the non-solicitation or confidentiality provisions contained in sections 7 and 8 of the Employment Agreement, or in material violation of the terms of this Separation Agreement, you will immediately forfeit your right to any payments to or benefits under paragraph 3 of this Separation Agreement, all Restricted Stock Awards shall no longer vest and shall be immediately cancelled, and all Options shall no longer be exercisable and shall be immediately cancelled.

(k)	Notwithstanding anything in this Separation Agreement to the contrary, the Company shall waive your obligations under the non-compete provision in section 7 of the Employment Agreement. The non-solicitation provision in section 7 of the Employment Agreement will remain in full force and effect until March 29, 2005.

Mr. Barry Erdos
Dated as of March 9, 2004

4.	You represent that you have returned all property of the Company and its affiliates in your possession, including, but not limited to, credit cards, security key cards, telephone cards, cell phones, car service cards, computers, computer software or hardware, identification cards, records and copies of records, correspondence and copies of correspondence and other books or manuals issued by the Company or its affiliates.

5.	You agree not to take any action or to make any statement, written or oral, that disparages the business or management of the Company or any Related Persons (as defined in the Release). You further agree not to take any action that is intended to damage (or would reasonably be perceived as likely to cause damage to) the business or reputation of the Company or any Related Persons, or that interferes with, impairs or disrupts the normal operations of the Company or any Related Persons.

6.	If you do not execute the Initial Release within twenty-one days immediately following the date hereof and the Final Release within twenty-one days immediately following the Separation Date, or if you revoke either release prior to the Final Release Effective Date, this Separation Agreement will be null and void and no benefits will be paid or available to you hereunder.

7.	The terms in this Separation Agreement, the Initial Release, the Final Release, and sections 4, 7 and 8 of the Employment Agreement constitute the entire agreement between you and the Company and may not be altered or modified other than in a writing signed by you and the Company. You represent that in executing this Separation Agreement you do not rely and have not relied upon any representation or statement not set forth herein made by the Company or any of its agents, representatives, attorneys or any Related Persons with respect to the subject matter, basis or effect of this Separation Agreement, or otherwise.

8.	This agreement will be governed by the laws of the State of New York, without reference to its choice of law rules.

9.	You acknowledge that this Separation Agreement constitutes an adequate Notice of Termination (as defined in the Employment Agreement) for all purposes under the Employment Agreement and that your employment shall be terminated as of the Separation Date (the Date of Termination, as defined in the Employment Agreement) by the Company without Cause (as defined in section 6(e) of the Employment Agreement).

Mr. Barry Erdos
Dated as of March 9, 2004

If this letter correctly sets forth our understanding, please so signify by signing and dating the enclosed copy of this letter and returning it to me.

Very truly yours,

AnnTaylor Stores Corporation

By:   /s/J. Patrick Spainhour
      Chairman and Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/Barry Erdos
BARRY ERDOS
Dated: March 9, 2004

Mr. Barry Erdos
Dated as of March 9, 2004

Appendix A

GENERAL RELEASE

        WHEREAS, this GENERAL RELEASE (“RELEASE”) is made by and between Barry Erdos (“Executive”), and ANN TAYLOR STORES CORPORATION (“ANN TAYLOR” or the “Company”);

        WHEREAS, Executive’s employment with ANN TAYLOR will come to an end effective March 29, 2004 (the “Separation Date”);

        WHEREAS, ANN TAYLOR denies any liability, wrongdoing, wrongful act, discriminatory treatment, breach of contract, denial of benefits or any improper act or motive of any kind, and denies liability for any claimed damages of any kind, whatsoever;

        WHEREAS, Executive and ANN TAYLOR were parties to an employment agreement dated March 7, 2001, and amended by Amendment #1 thereto dated June 1, 2001 and further amended by Amendment #2 thereto dated November 25, 2001 (the “Employment Agreement”) which was terminated as to all but sections 4, 7, and 8 of such agreement on February 19, 2004;

        WHEREAS, Executive and ANN TAYLOR are parties to a letter agreement dated March 9, 2004 (the “Separation Agreement”);

        WHEREAS, pursuant to the Separation Agreement, ANN TAYLOR desires Executive to execute the Release within twenty-one days following the date on which the Separation Agreement is executed and again within twenty-one days following the Separation Date;

        WHEREAS, it being the desire of the parties, for good and valuable consideration outlined in the Separation Agreement, to resolve all areas of actual and potential claims and disputes, known or unknown, arising out of Executive’s employment and separation from employment with ANN TAYLOR, and to settle any obligations of ANN TAYLOR to the Executive under the Employment Agreement, all in accordance with the terms outlined in the Separation Agreement;

        NOW, THEREFORE, in consideration of the mutual promises and obligations recited in the Separation Agreement:

1.	Executive, his heirs, successors, and assigns, hereby knowingly and voluntarily remise, release and forever discharge the Company, its subsidiaries and affiliates, its and their respective officers, directors, partners, shareholders, employees, successors and assigns (collectively, the “Related

Mr. Barry Erdos
Dated as of March 9, 2004

Persons”), from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive has ever had, now has, or may hereafter claim to have against the Company or any Related Persons by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Executive signs this Release. This Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, or the New York Human Rights Law, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Related Persons and Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment, or the termination of Executive’s employment, with the Company, and all Claims for alleged tortious, defamatory or fraudulent conduct. Executive also hereby waives any Claim for reinstatement, severance pay, attorney’s fees, or costs, except as otherwise expressly set forth in the Separation Agreement. By signing this Release, Executive agrees and represents that he will not be entitled to any personal recovery in any action or proceeding that may be commenced on his behalf arising out of any of the matters that are the subject of the Release, including but not limited to claims brought by the Equal Employment Opportunity Commission; provided, however, that nothing in this Release shall prevent Executive from seeking to enforce his rights under the Separation Agreement. Notwithstanding the foregoing, nothing in this Release shall affect or impair any rights Executive may have, if any, to indemnification for attorneys’ fees, costs and/or expenses pursuant to applicable statute, Certificates of Incorporation and By-Laws of the Company, its affiliates or subsidiaries, nor does Executive waive or lose any rights that Executive has as a former employee under the Company’s qualified retirement plans.

2.	Executive represents that he has not filed against the Company or any of the Company’s subsidiaries, affiliates or any Related Persons, any complaints, charges or law suits arising out of his employment by the Company, or any other matter arising on or prior to the date hereof. Executive covenants and agrees that he will not seek recovery against the Company or any of its subsidiaries,

Mr. Barry Erdos
Dated as of March 9, 2004

affiliates or any Related Person arising out of any of the matters set forth in this paragraph or any of the matters that are the subject of paragraph 1 hereof.

3.	The Company advises Executive to consult with an attorney of his choosing prior to signing this Release. Executive confirms that he has the right and has been given the opportunity to review this Release with an attorney of his choice. Executive also understands and agrees that the Company is under no obligation to offer Executive all of the severance compensation set forth in the Separation Agreement and that he is under no obligation to consent to this Release and the representations and agreements set forth herein, and that he has entered into this Release freely and voluntarily.

4.	Executive may have twenty-one days to consider the terms of this Release. Furthermore, once Executive has signed this agreement, Executive has seven additional days from the date he signs it to revoke his consent. To revoke this agreement Executive must communicate his decision to do so in writing to Barbara Eisenberg, Company General Counsel and Secretary, (212-536-4253) within the seven day period. This Release will not become effective until seven days after the date Executive has signed it, as indicated on the last page hereof.

IN WITNESS WHEREOF, Executive has executed this RELEASE as his free act and deed this               day of           , 2004

Barry Erdos

On this day of          , 2004,               personally appeared before me and has executed this RELEASE as his free act and deed.

Notary Public
My Commission Expires

ANN TAYLOR

By:

Its:

Mr. Barry Erdos
Dated as of March 9, 2004

Appendix B

Grant Date	Price	Current Balance	# Vested or Vest Date	# Options Vesting
3/29/1999 1992 Plan	$28.0833	37,500	37,500
3/10/2000 1992 Plan	$15.9583	27,000	20,250 3/10/2004	6,750
3/7/2001 1992 Plan Contract Date	$16.7333	112,500	56,250 3/7/2004 3/7/2005	28,125 28,125
1/29/2002 2002 Plan	$25.3000	52,500	26,250 1/29/2005 1/29/2006	13,125 13,125
3/11/2003 2002 Plan	$19.0600	35,000	0 3/11/2004 3/11/2005 3/11/2006 3/11/2007	8,750 8,750 8,750 8,750
Total		264,500

Mr. Barry Erdos
Dated as of March 9, 2004

                                                     Appendix C-1*

Grant Date	Original Lapse Date	# Shares
3/7/2001	3/7/2005	9,375

*   Restrictions lapse on an additional 9,375 restricted shares on 3/7/2004.

Mr. Barry Erdos
Dated as of March 9, 2004

                                                     Appendix C-2

Grant Date	Lapse Date	# Shares
1/29/2002	1/29/2005	2,250
	1/29/2006	2,250
3/11/2003*	3/11/2005	2,500
	3/11/2006	2,500
	3/11/2007	2,500
Total		12,000

*   Restrictions lapse on an additional 2,500 restricted shares on 3/11/2004.